AquaBounty Technologies, Inc. Announces
Appointment of David F. Melbourne, Jr. as Chief Commercial Officer and
Commencement of AquAdvantage Salmon Production at its Indiana Farm
MAYNARD, Massachusetts, June 4, 2019 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market, is pleased to announce the appointment of David F. Melbourne, Jr. as Chief Commercial Officer effective on June 17, 2019, and the commencement of the commercial production of AquAdvantage Salmon at the Company’s Indiana farm.
Mr. Melbourne joins AquaBounty from Bumble Bee Foods, LLC, the largest branded seafood company in North America, where he served as Senior Vice President of Consumer Marketing, Government & Industry Relations and Corporate Social Responsibility. He previously held senior positions at Castleberry/Snow’s Brands, Inc., primarily in operations and marketing. As the Company begins its commercialization of AquAdvantage Salmon, Mr. Melbourne’s 25 years of marketing and strategic planning experience will be a strong asset to AquaBounty in developing its customer business model.
Sylvia Wulf, Chief Executive Officer of AquaBounty, stated: “With the first shipment of AquAdvantage Salmon eggs received at our Indiana facility last week, we have begun commercial production in the United States, a world’s first. Having David join the Company now is perfect timing, as we anticipate the first harvest from the Albany farm in the autumn of 2020. We are focused on successfully commercializing AquAdvantage Salmon and bringing its many benefits to consumers.”
Mr. Melbourne added “I am thrilled to join AquaBounty now as it begins the next stage of its development and I look forward to introducing the climate-smart and environmentally sustainable AquAdvantage Salmon to consumers.”
About AquAdvantage Salmon - AquAdvantage Salmon is an Atlantic salmon that has been bioengineered to grow to market size in about half the time of a traditional farmed Atlantic salmon. It significantly improves the economics of producing salmon in land-based contained facilities. AquAdvantage Salmon is a healthy, environmentally sustainable alternative to imported farmed Atlantic salmon.
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for and timing of harvests, the potential for production and successful commercialization, and the anticipated economic benefits of AquAdvantage Salmon. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.